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                                                                    EXHIBIT 99.1


                       EXCHANGE NATIONAL BANCSHARES, INC.
                        COMPLETES ACQUISITION OF BANK 10

                                  News Release

         JEFFERSON CITY, MO., May 2, 2005. Exchange National Bancshares, Inc. (Nasdaq: EXJF), a multi-bank holding company headquartered in Jefferson City, Missouri announced today that it completed its purchase of Bank 10, Belton, Missouri, for approximately $33.98 million. Bank 10, with assets of approximately $171.74 million, has offices in the Missouri communities of Belton, Drexel, Harrisonville, Independence and Raymore. With the purchase, total assets of the Exchange organization are approximately $1.150 billion.

         In making a joint announcement with Bank 10 CEO Joe Balentine, James E. Smith, Chairman and CEO of Exchange stated that Exchange was delighted to be expanding into some of the fastest growing areas surrounding Kansas City. "We are a community bank with a community focus," said Smith. "We have a location in Lee's Summit and are ready to provide quality products and services throughout a broader Kansas City metropolitan area." Smith added, "The double bonus in the transaction for us is to join with the outstanding board, officers and employees of Bank 10. I have known Joe Balentine for a long time and his approach to banking closely mirrors our own." Smith said that Exchange's plans were for Bank 10 to continue to operate as an independent entity under its own name and with Joe Balentine as CEO. No personnel changes are anticipated.

         Balentine said that he purposefully did not place his bank on the market, but indicated to Exchange last fall that if they were interested he might be willing to listen. Balentine said "In deference to our employees and customers, if we were to sell, I wanted to affiliate with an out-of-market community banking group that would be interested in our organization, and not just our customers. The other criterion was that we were only interested in joining a quality group whose culture and philosophy are compatible with those we have developed at Bank 10. Exchange easily met both requirements."

         Bank 10's capital accounts at December 31, 2004 totaled $13.64 million, and its 2004 pretax Subchapter S income was $2.88 million. Restated on an after-tax basis, Bank 10 would have had net income for the year of approximately $1.87 million. Smith said that the transaction is expected to be immediately accretive to Exchange's earnings per share.

         Bank 10 has been one of the faster growing banks in the Kansas City area in recent years, growing from approximately $98.52 million in assets at the end of 1999 to $171.74 million on December 31, 2004.

         Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of



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Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins
and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

         Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and include statements suggesting that the acquisition would be accretive to Exchange's earnings per share. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: (i) revenues following the acquisition may be lower than expected; (ii) competitive pressure among depository institutions may increase significantly; (iii) costs related to the integration of Bank 10 may be greater than expected; (iv) changes in the interest rate environment may reduce interest margins; and (v) general economic conditions, either nationally or in our market, may be less favorable than expected. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in Exchange's quarterly and annual reports filed with the Securities and Exchange Commission.

CONTACT:  Exchange National Bancshares
          Investor Relations:
          Kathleen Bruegenhemke,   573-761-6100
                       FAX:        573-761-6272


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